Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Devonshire Trust of our reports dated March 12, 2025, relating to the financial statements and financial highlights of Fidelity Equity-Income Fund and Fidelity Mid Cap Value Fund; of our report dated March 13, 2025, relating to the financial statements and financial highlights of Fidelity Stock Selector Large Cap Value Fund; of our report dated March 14, 2025, relating to the financial statements and financial highlights of Fidelity Series Stock Selector Large Cap Value Fund, which appear in Fidelity Devonshire Trust’s Certified Shareholder Report on Form N-CSR for the year ended January 31, 2025. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 24, 2025